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                                                                    Exhibit 99.1

FedEx Announces Final Results of Tender Offer For American Freightways Shares

MEMPHIS, Tenn.--(BUSINESS WIRE)--Dec. 29, 2000--FedEx Corporation (NYSE:FDX) today announced the final results of the successful completion of its offer, made through its wholly owned subsidiary FDX, Inc., to purchase up to 50.1% of the outstanding shares of common stock and associated rights of American Freightways Corporation (Nasdaq:AFWY) at a price of $28.13 per share. The cash tender offer, which was oversubscribed, expired at 12:00 midnight, New York City time, on Thursday, December 21, 2000.


         FedEx announced that 16,885,407 shares were properly tendered and not withdrawn. Pursuant to the tender offer, FedEx will purchase 16,380,038 of the tendered shares. The final proration factor for the tender offer is 97.01 percent.


         The depositary for the tender offer, EquiServe Trust Company, N.A., will be issuing payment promptly for the shares accepted under the tender offer. After the purchase of the shares, FedEx and FDX, Inc. will own approximately
50.1 percent of the outstanding shares of American Freightways. Merrill Lynch & Co. acted as dealer manager for the tender offer.


         As previously announced, the tender offer will be followed by the merger of American Freightways with and into FDX, Inc. As a result of the merger, American Freightways will become a wholly owned subsidiary of FedEx. In the merger, each share of American Freightways common stock (other than shares owned by FedEx or any of its subsidiaries or by American Freightways as treasury stock, all of which will be canceled, and other than shares that are held by shareholders, if any, who properly exercise their dissenters' rights under Arkansas law) will be converted into that number of shares of common stock of FedEx determined by dividing $28.13 by the average closing price per share of FedEx common stock for a defined period of trading days prior to the closing of the merger. The merger is subject to the satisfaction of certain conditions, including the approval of American Freightways shareholders. It is anticipated that the merger will be completed on or about February 9, 2001.


         With annual revenues of $19 billion, FedEx is the premier global provider of transportation, logistics, e-commerce and supply chain management services. The company offers integrated business solutions through a network of subsidiaries operating independently, including FedEx Express, the world's largest express transportation company; FedEx Ground, North America's second largest provider of small-package ground delivery service; FedEx Logistics, an integrated logistics, technology and transportation-solutions company; FedEx Custom Critical, the world's largest provider of expedited, time-critical shipments; and FedEx Trade Networks, a provider of customs brokerage, consulting, information technology and trade facilitation solutions. More than
2.5 million customers are connected electronically through the FedEx information network and approximately two-thirds of its U.S. domestic transactions are now handled online.


    CONTACT: FedEx Corporation, Memphis
             Shirlee M. Clark, 901/818-7463 (Media)
             or
             J.H. Clippard Jr., 901/818-7468 (Investor)